PLS CPA, A PROPESSIONAL CORPORATION t4725 Mercury Street #210 tSAN DIEGO tCALIFORNIA 92111t tTELEPHONE (858)722-5953 tFAX (858) 433-2979  tFAX (858) 764-5480 tE-MAIL changgpark@gmail.comt

August 6, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Vacation Home Swap, Inc., of our report dated August 6, 2013, with respect to the balance sheets as of April 30, 2013 and 2012, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended April 30, 2013 and 2012, which appears on Form 10-K of Vacation Home Swap, Inc.

Very truly yours,

/s/PLS CPA

____________________________

  PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board